UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

POWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of incorporation or organization) 8550 Mosley Drive Houston, Texas (Address of principal executive offices)	88-0106100 (I.R.S. Employer Identification No.) 77075-1180 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates (if applicable): 002-38060

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered Common Stock, $0.01 par value per share	Name of Each Exchange on Which Each Class is to be Registered NASDAQ National Market

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered

General

        The following description of our capital stock is only a summary. For more complete information, you should refer to our certificate of incorporation and bylaws, which we have filed with the Commission as exhibits to this registration statement. In addition, you should refer to the general corporation laws of Delaware, which also govern our structure, management and activities.

Common Stock

        Registrant’s securities to be registered consists of 15,000,000 shares of Common Stock.

        The outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, may not cumulate votes in the election of directors and have no preemptive rights. The Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

        Subject to the preferences applicable to any shares of the Preferred Stock outstanding at the time, holders of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Anti-Takeover Effects of Certificate and Bylaws

        General. Our certificate of incorporation and bylaws contain provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company. The provisions of our certificate of incorporation and bylaws reduce the vulnerability of our company to an unsolicited takeover proposal. These provisions may also have an adverse effect on the ability of stockholders to influence the governance of our company.

        Board of Directors. Our certificate of incorporation and bylaws divide the members of our board of directors into three classes serving three-year staggered terms. The classification of directors makes it more difficult for our stockholders to change the composition of our board: at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a plurality of our stockholders favors such a change.

        Our stockholders may only remove directors from office for cause by the affirmative vote of stockholders holding a majority of the shares entitled to vote at an election of directors. Our stockholders may not remove directors without cause. Vacancies in a directorship may be filled only by the vote of a majority of the remaining directors. The number of directors may be fixed by resolution of the board, but must be no less than three nor more than fifteen.

        Advance Notice of Stockholder Nominations and Stockholder Business. Our stockholders may nominate a person for election as a director or bring other business before a stockholder meeting only if the proposal is provided in a written notice to the Secretary of the company at a specified time in advance of the meeting. The notice of stockholder proposal is also required to include certain other related information, as detailed in our bylaws.

Item 2. Exhibits

        The following exhibits are incorporated by reference as indicated below and have been duly filed on the NASDAQ National Market:

Exhibit Number	Description of Exhibit

3.1* 3.2* 4.1*	Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 11, 2004.

Bylaws.

Specimen Certificate for the Company's common stock, $0.01 par value.

*        Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Powell Industries, Inc. By: /s/ THOMAS W. POWELL Thomas W. Powell, President and Chief Executive Officer (Principal Executive Officer) Date: November 1, 2004

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1* 3.2* 4.1*	Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 11, 2004.

Bylaws.

Specimen Certificate for the Company's common stock, $0.01 par value.

*        Filed herewith.